EXHIBIT 99.2


                        Investment Properties Associates
                Announces Change for Regular Annual Distribution


New York, New York, January 19, 2000...Today the Nasdaq Stock Market, Inc. (NASDAQ) informed Investment Properties Associates (IPA) that its participations of partnership interests (PPIs) will trade ex-dividend on January 20, 2000 in connection with its regular annual distribution of Net Operating Revenues made each March 31st.

In December 1999, IPA had requested that NASDAQ establish a December 29, 1999 ex-dividend date for this regular distribution to conform with past practices. NASDAQ did not establish such date as the ex-dividend date.

As a result of the establishment of the ex-dividend date at January 20, 2000, holders of PPIs who sell them before this ex-dividend date will transfer the right to receive the regular annual distribution (estimated to be approximately $8 per PPI) to the buyers of PPIs in connection with the sale of the PPIs. It should also be noted that on the ex-dividend date for this distribution, the price of the PPIs may decline to reflect the regular annual distribution and trade below the current price.

Contact: Irving Schneider - (212) 880-0151
         General Partner, Investment Properties Associates
         Co-Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

         Robert Hecht - (212) 880-0276
         Chief Financial Officer, Investment Properties Associates Vice President of Finance, Helmsley-Spear, Inc., Agent